Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2016	2015	2016	2015
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,504	$1,522	$6,182	$6,279
Intermodal	583	563	2,218	2,409
Coal	403	433	1,488	1,823
Total railway operating revenues	2,490	2,518	9,888	10,511

Railway operating expenses
Compensation and benefits	662	702	2,743	2,911
Purchased services and rents	399	440	1,548	1,752
Fuel	194	194	698	934
Depreciation	259	287	1,026	1,054
Materials and other	215	253	799	976

Total railway operating expenses	1,729	1,876	6,814	7,627

Income from railway operations	761	642	3,074	2,884

Other income – net	22	24	71	103
Interest expense on debt	142	142	563	545

Income before income taxes	641	524	2,582	2,442

Provision for income taxes
Current	175	(101)	687	566
Deferred	50	264	227	320
Total income taxes	225	163	914	886

Net income	$416	$361	$1,668	$1,556

Earnings per share
Basic	$1.43	$1.21	$5.66	$5.13
Diluted	1.42	1.20	5.62	5.10

Weighted average shares outstanding
Basic	291.2	297.9	293.9	301.9
Diluted	293.7	300.4	296.0	304.4

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2016	2015	2016	2015
	($ in millions)

Net income	$416	$361	$1,668	$1,556
Other comprehensive loss, before tax:
Pension and other postretirement benefits	(94)	(107)	(74)	(76)
Other comprehensive income (loss) of
equity investees	5	4	5	—

Other comprehensive loss, before tax	(89)	(103)	(69)	(76)
Income tax benefit related to items of other
comprehensive loss	35	40	27	29

Other comprehensive loss, net of tax	(54)	(63)	(42)	(47)

Total comprehensive income	$362	$298	$1,626	$1,509

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At December 31,
	2016	2015
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$956	$1,101
Accounts receivable – net	945	946
Materials and supplies	257	271
Other current assets	133	194
Total current assets	2,291	2,512

Investments	2,777	2,572
Properties less accumulated depreciation of $11,737 and
$11,478, respectively	29,751	28,992
Other assets	73	63

Total assets	$34,892	$34,139

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,215	$1,091
Short-term debt	100	200
Income and other taxes	245	203
Other current liabilities	229	237
Current maturities of long-term debt	550	500
Total current liabilities	2,339	2,231

Long-term debt	9,562	9,393
Other liabilities	1,442	1,385
Deferred income taxes	9,140	8,942
Total liabilities	22,483	21,951

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 290,417,610 and 297,795,016 shares,
respectively, net of treasury shares	292	299
Additional paid-in capital	2,179	2,143
Accumulated other comprehensive loss	(487)	(445)
Retained income	10,425	10,191

Total stockholders’ equity	12,409	12,188

Total liabilities and stockholders’ equity	$34,892	$34,139

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
	2016	2015
	($ in millions)
Cash flows from operating activities
Net income	$1,668	$1,556
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	1,030	1,059
Deferred income taxes	227	320
Gains and losses on properties and investments	(46)	(30)
Changes in assets and liabilities affecting operations:
Accounts receivable	23	109
Materials and supplies	42	(35)
Other current assets	82	192
Current liabilities other than debt	158	(152)
Other – net	(150)	(111)

Net cash provided by operating activities	3,034	2,908

Cash flows from investing activities
Property additions	(1,887)	(2,385)
Property sales and other transactions	130	63
Investment purchases	(123)	(5)
Investment sales and other transactions	48	240

Net cash used in investing activities	(1,832)	(2,087)

Cash flows from financing activities
Dividends	(695)	(713)
Common stock transactions	57	12
Purchase and retirement of common stock	(803)	(1,075)
Proceeds from borrowings – net	694	1,185
Debt repayments	(600)	(102)

Net cash used in financing activities	(1,347)	(693)

Net increase (decrease) in cash and cash equivalents	(145)	128

Cash and cash equivalents
At beginning of year	1,101	973

At end of year	$956	$1,101

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$543	$518
Income taxes (net of refunds)	593	386

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased and retired 9.2 million and 11.3 million shares of common stock under our stock repurchase program in 2016 and 2015, respectively, at a cost of $803 million and $1.1 billion, respectively. On August 1, 2012, our Board of Directors authorized the repurchase of up to an additional 50 million shares of common stock through December 31, 2017, and 14.7 million shares remain under this authority as of December 31, 2016. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 160.3 million shares at a total cost of $10.3 billion.

2.     Restructuring Costs
Fourth quarter 2015 operating expenses include $49 million of costs associated with the restructuring of our Triple Crown Services subsidiary and the closure of our Roanoke, Virginia, office which reduced net income by $31 million, or $0.10 per diluted share. For 2015, results include $93 million of such costs, which reduced net income by $58 million, or $0.19 per diluted share.

3.    New Accounting Pronouncement- Deferred Taxes
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17, "Balance Sheet Classification of Deferred Taxes." This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet rather than as separate current and noncurrent amounts. We retrospectively adopted the provisions of this ASU during the first quarter of 2016 and presented the December 31, 2015, Consolidated Balance Sheet to reflect the reclassification of $121 million of deferred income tax assets from current assets to "Deferred income taxes" in the long-term liabilities section of the balance sheet.

4.    New Accounting Pronouncement- Stock-Based Compensation
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting." We adopted the provisions of this ASU during the first quarter of 2016. This update principally affected the recognition of excess tax benefits and deficiencies and the cash flow classification of share-based compensation-related transactions. The requirement to recognize excess tax benefits and deficiencies as income tax expense or benefit in the income statement was applied prospectively, with a benefit of $17 million recognized in the "Provision for income taxes" line item for the year ended December 31, 2016. The classification requirements on the Consolidated Statements of Cash Flows for the adoption of ASU 2016-09 resulted in a $34 million increase in operating activities and a corresponding decrease in financing activities for the year ended December 31, 2016. We retrospectively presented the Consolidated Statements of Cash Flows for the year ended December 31, 2015 to reflect a $31 million increase in operating activities and a corresponding decrease in financing activities.